SunVault Energy, Inc. (SVLT) Announces Assignment of Intellectual Property, Reduces Share Structure

FAIRVIEW, TX- August 6, 2013-- SunVault Energy, Inc. (OTCBB: SVLT) announces that it has entered into an Assignment of Intellectual Property Agreement (the “Agreement”) with Millennium Trends International, Inc., a Bahamas corporation, and Sunvault Energy Holdings, Inc., its wholly owned subsidiary (together referred to as “Millennium”).

Under the terms of the Agreement, SVLT shall assign all of its rights, interests and its share of the full title to the Joint Intellectual Property to Millennium.  In consideration thereof, Millennium shall surrender for cancellation its holdings of 36,850,000 shares of the SVLT’s common stock. In addition, Millennium shall assign all of its rights and full title to the Millennium IP to SVLT for 20,000,000 SVLT common stock purchase warrants.

John Crawford, President SunVault Energy, Inc. states, “The signing of this Agreement will help facilitate the consolidation of our technology holdings.”

Management sees this reduction in shares outstanding to 64 million as a great improvement  in  SVLT’s share capital structure which should create further shareholder value.

About SunVault Energy, Inc.:

SunVault Energy, Inc. is committed to bringing cost effective generation and energy storage to the solar industry through a seamless, novel and simultaneous integration of energy generation and storage at the molecular level.  SunVault's mandate is to deploy its platform in an attempt to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world. Neither the platform technology nor ensuing product roadmap are anticipated to be dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

Safe Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.

Contact:

John Crawford

SunVault Energy, Inc.

778-484-5159